EXHIBIT 3.1.5
                                State of Delaware

                        Office of the Secretary of State


I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO
HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE
CERTIFICATE OF AMENDMENT OF "THE UNITED STATES BASKETBALL LEAGUE,
INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF JANUARY, A.D. 1996, AT 9 O'CLOCK A.M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.










                                         /S/ EDWARD J. FREEL
                                        Edward I. Freel, Secretary of State


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                            CERTIFICATE OF AMENDMENT
                                       OF
                       THE UNITED STATES BASKETBALL LEAGUE, INC.

                         (Pursuant to Section 242 of the
                          Delaware General Corporation Law)

The undersigned, being the Secretary of the Corporation, hereby certifies as follows:

FIRST: The name of die Corporation is: THE UNITED STATES BASKETBALL LEAGUE, INC.

SECOND: Article 4(6) relating to the authorized class of Preferred Shares is amended to increase the authorized Shares from one million (1,000,000) Shares of Preferred Stock to two million (2,000,000) Shares of Preferred Stock and Article 4(b) is hereby amended to read as follows:

"and Article FOURTH(b) is hereby amended to read as follows:

"FOURTH: (b) The total number of shares of Preferred Stock which the Corporation is authorized to issue is Two Million (2,000,000) shares of Preferred Stock $.01 par value per share; of which each share is convertible at any time at the discretion of the holders thereof upon written notice of the Corporation one Share of Common Stock. Each share of Preferred Stock entitles the holder thereof to five (5) votes per share on all matters submitted to vote to the Shareholders. The Common Stock shall have one (1) vote per share. The Preferred Stock shall bear a two percent (2%) non-cumulative annual dividend."

THIRD: The Amendment effected herein was authorized by the consent in writing by the Holders of at least the majority of the outstanding shares entitled to vote thereon and due notice so taken has been given to these Shareholders who have not consented in writing pursuant to Section 222 and 242 of the General Corporation Law in the State of Delaware.

IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under penalties of perjury this 15th day of December, 1995.

                                      THE UNITED STATES BASKETBALL LEAGUE, INC.
ATTEST
                                         By:    /S/ Daniel T. Meisenheimer, III
                                              Daniel T. Meisenheimer, President
  /S/ Richard Meisenheimer
Richard Meisenheimer, Secretary